UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STOCKGROUP INFORMATION SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Colorado	84-1379282
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

Suite 500-750 West Pender Street
Vancouver, B.C., Canada V6C 2T7 (604) 331-0995
(Address of Principal Executive Offices and Zip Code)

2007 Stock Option Plan
(Full title of the plan)

Corporation Service Company
1560 Broadway
Denver, CO 80202
(Name and address of agent for service)

(303) 860-7052
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Clark Wilson LLP, Barristers and Solicitors
Attention: Bernard Pinsky
#800 - 885 West Georgia Street
Vancouver, British Columbia, V6C 3H1
Telephone: 604.643.3153
Facsimile: 604.687.6314

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	3,300,000 (1)	$0.935(1)	$3,085,500(2)	$94.72(2)

(1) The 2007 Stock Option Plan authorizes the issuance of a maximum of 3,300,000 shares of our common stock granted to directors, officers, employees, consultants or advisors of our company or any of our parents, subsidiaries or any other entity in which we, our parent or subsidiary hold a substantial ownership interest. All of the shares issuable under the 2007 Stock Option Plan are being registered under this registration statement on Form S-8.

(2) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.93 bid; $0.94 ask) of the common stock of Stockgroup Information Systems Inc. as reported on the National Association of Securities Dealers Inc.'s OTC Bulletin Board on June 13, 2007.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 3,300,000 shares of our common stock which may be issued pursuant to our 2007 Stock Option Plan. The purpose of the 2007 Stock Option Plan is to retain the services of valued key employees, directors and consultants of our company and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of our shareholders and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to our consultants.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2007 Stock Option Plan, and who, in the case of an award of stock options, consent to and execute the required form of Stock Option Agreement. A copy of the 2007 Stock Option Plan is attached as Exhibit 4.1 to this Form S-8.

This registration statement relates to a maximum of 3,300,000 common shares in the capital of Stockgroup Information Systems Inc. issuable pursuant to the exercise of options or other awards granted under the 2007 Stock Option Plan.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the President, Stockgroup Information Systems Inc., Suite 500-750 West Pender Street Vancouver, B.C., Canada V6C 2T7. Our telephone number is (604) 331-0995.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

1.

The description of the Company’s securities contained in its registration statement on Form 10-SB (SEC file number 000-23687), filed with the Securities and Exchange Commission on January 29, 1998, including all amendments and reports for the purpose of updating such description;

2.	Our latest Annual Report on Form 10-KSB filed on March 15, 2007;

3.	Our Current Report on Form 8-K/A filed on April 16, 2007;

4.	Our Current Report on Form 8-K filed on April 18, 2007;

5.	Our Definitive Information Statement on Schedule 14A filed on May 3, 2007;

6.	Our Current Report on Form 8-K filed on May 10, 2007;

7.	Our Quarterly Report on Form 10-QSB filed on May 14, 2007

8.	Our Current Report on Form 8-K filed on May 21, 2007;

9.	Our Current Report on Form 8-K filed on May 30, 2007;

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street North East, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Colorado State Law

     Under the provisions of Article 109 of Colorado Business Corporation Act and our Articles of Incorporation, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Article 7-109-102 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person's conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation's best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person's conduct was unlawful.

     Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. Additionally, our Articles of Incorporation and Bylaws grant us the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification. We have purchased directors' and officers' liability insurance policies for our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the Colorado Business Corporation Act or the provisions of the Company’s Articles of Incorporation, as amended, or Bylaws, or otherwise, the Company has been advised that in the opinion of the Securities Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Except as limited by the Articles of the company, costs, charges and expenses (including attorneys' fees) incurred in any action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Company in advance of the final disposition of such matter, if the director or officer undertakes to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Company if a determination is reasonably and promptly made by the Board of Directors that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interest of the Company, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	2007 Stock Option Plan, effective June 4, 2007

5.	Opinion of Clark Wilson LLP

23.1	Consent of Clark Wilson LLP (included in Exhibit 5)

23.2	Consent of Deloitte and Touche LLP, Independent Registered Chartered Accountants

23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia on June 14, 2007.

STOCKGROUP INFORMATION SYSTEMS INC.

/s/ Marcus New
By:	Marcus New, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Susan Lovell
By:	Susan Lovell, Chief Financial Officer

/s/ Patrick Spain
By:	Patrick Spain
(Director)

/s/ Leslie A. Landes
By:	Leslie A. Landes
(Director)

/s/ Lee Deboer
By:	Lee Deboer
(Director)

/s/ David Caddey
By:	David Caddey
(Director)